NEWS RELEASE

November 16, 2005

WEALTH PROVIDES UPDATE ON THE MACKENZIE PROJECT

Vancouver, British Columbia. Wealth Minerals Ltd. (the “Company” or “Wealth”) - (TSX Venture: WML, OTCBB: WMLLF, Frankfurt: EJZ), is pleased to provide an update of activities at the Mackenzie Project, British Columbia.

The Mackenzie Project consists of five claim blocks aggregating a total of 65,904.476 hectares.  The claims lie within a northwesterly trending belt measuring roughly 90 km long by an average of 12 km wide.  This belt is located near the town of Mackenzie, approximately 150 km north of the city of Prince George, British Columbia.

The claims are underlain primarily by Late Proterozoic clastic and carbonate sedimentary rocks of the Misinchinka Group.

Reconnaissance silt sampling in 2003 and 2004 outlined a number of drainages which are highly anomalous in gold.  Subsequently, Wealth Minerals Ltd. optioned the project in 2005 and completed an extensive exploration program during August-October 2005.  A total of approximately 2800 soil, silt and heavy mineral concentrate (HMC) samples were collected and to date results have been received for approximately 2000 samples.

Approximately 85 HMC samples were collected and processed at the laboratories of CF Mineral Research in Kelowna, B.C. before being analyzed at Acme Analytical Laboratories in Vancouver, B.C.  This HMC work confirmed and expanded the areas of anomalous gold in creeks as defined by the earlier work in 2003 and 2004.  CF Mineral Research picked gold grains from a number of samples, had them mounted and produced conventional photomicrographs (see attached photos) and SEM (Scanning Electron Microscope) photographs.  The gold grains are hackly and contain quartz and, are consistent with having been derived from nearby quartz vein sources.

Detailed silt sampling and follow-up soil sampling of anomalous creeks has outlined a number of source areas in at least 8 separate drainages (see attached map).  These source areas range in area from 15 sq. km to 80 sq. km.  Numerous anomalous values in sieved stream sediment samples have been recorded to date and limited soil sampling has also returned anomalous values.  An early snowfall in October prevented detailed work on these anomalous source areas.

The Mackenzie Project exhibits many of the regional characteristics of Sediment Hosted Vein deposit (SHV) districts:  e.g. Bendigo-Balarat, Australia; Muruntau – 80 M oz., Uzbekistan; Sukhoy Log – 20 M oz., and Olympiada, Russia and Macrae’s Flat – 5 M oz., New Zealand.

The project was examined in September 2005 by Dr. Paul Klipfel, a recognized authority on such deposits.  Dr. Klipfel concurs that all the necessary criteria are present for the discovery of an SHV deposit or deposits.

The Company expects to receive all of the results from the present exploration program by early December 2005.  At that time, all the data will be assessed and planning initiated for the next stage in the exploration of this very large project.

Wealth Minerals Ltd. is a mineral exploration company with 13.0 million shares outstanding, approximately Cdn$3.0 million in treasury and listings on the TSX Venture, OTCBB and Frankfurt Exchanges.

On Behalf of the Board of Directors of

WEALTH MINERALS LTD.

“Jerry Pogue”

Director

For further information, please contact:

Glenn Shand

Phone: 604-331-0096 or 888-331-0096

E-mail: info@wealthminerals.com

Web site:  www.wealthminerals.com

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release, which has been prepared by management.

This release contains forward-looking statements within the meaning of the “safe harbour'' provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The Company assumes no obligation to update any forward-looking information contained in this news release.

Suite 1901 – 1177 West Hastings Street, Vancouver, BC Canada V6E 2K3

Tel 604.331.0096  Fax 604.408.7499

www.wealthminerals.com

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WEALTH MINERALS LTD.
LOCATION MAP
MACKENZIE PROJECT
BRITISH COLUMBIA
TECH WORK BY: JMD/GDB
SCALE: 1:2,000,000
DRAWN BY: JMD/KK
DATE: APRIL, 2005
APPROVED BY: J.M. DAWSON, P. ENG.
DWG NO.: 753-1